                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ] Preliminary proxy statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

[X] Definitive proxy statement

[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               TRIMAS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               TRIMAS CORPORATION
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5) Total fee paid:

--------------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

                                  TRIMAS LOGO

                          315 East Eisenhower Parkway
                           Ann Arbor, Michigan 48108

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 14, 1997
--------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF TRIMAS CORPORATION:

The Annual Meeting of Stockholders of TriMas Corporation will be held at the Sheraton Inn of Ann Arbor, 3200 Boardwalk, Ann Arbor, Michigan 48108, on Wednesday, May 14, 1997, at 11:00 A.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect two Class III Directors;

     2. To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year 1997; and

     3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 28, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                          By Order of the Board of Directors

                                          Eugene A. Gargaro, Jr.

                                          EUGENE A. GARGARO, JR., Secretary

April 15, 1997
Ann Arbor, Michigan

                                PROXY STATEMENT

                    TO BE MAILED ON OR ABOUT APRIL 15, 1997

                       ANNUAL MEETING OF STOCKHOLDERS OF

                               TRIMAS CORPORATION

                                  MAY 14, 1997

                              GENERAL INFORMATION

The solicitation of the enclosed Proxy is made by the Board of Directors of TriMas Corporation for use at the Annual Meeting of Stockholders of the Company to be held at the Sheraton Inn of Ann Arbor, 3200 Boardwalk, Ann Arbor, Michigan 48108, on Wednesday, May 14, 1997, at 11:00 A.M., Eastern daylight time, and at any adjournment thereof.

The expense of this solicitation will be borne by the Company. Solicitation will be principally by mail, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

Stockholders of record as of the close of business on March 28, 1997, will be entitled to vote at the meeting. Each share of outstanding Company Common Stock, $.01 par value, is entitled to one vote. As of March 28, 1997, there were 41,308,368 shares of Company Common Stock outstanding and entitled to vote. Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the meeting. Broker non-votes and abstentions will be counted toward the establishment of a quorum. The Company has been advised that Masco Corporation, MascoTech, Inc. and Directors and executive officers of the Company hold in the aggregate approximately 50 percent of Company Common Stock and intend to vote their shares in favor of the nominees, for ratification of the selection of Coopers & Lybrand L.L.P. and in accordance with the recommendations of the Company's Board of Directors on any other matters.

The shares represented by the Proxy will be voted as instructed if received in time for the meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 315 East Eisenhower Parkway, Ann Arbor, Michigan 48108, or at the Annual Meeting.

                             ELECTION OF DIRECTORS

Two Directors, constituting one-third of the Board of Directors, are to be elected at the meeting. The nominees, if elected, will serve as Class III Directors for a term expiring at the Annual Meeting in 2000 or until their respective successors are elected and qualified. The Class I and Class II Directors will continue in office for their respective terms. The Board of Directors proposes the re-election of Eugene A. Gargaro, Jr. and Helmut F. Stern to serve as Class III Directors and expects that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of such nominees unless a contrary direction is indicated. If prior to the meeting either nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

Directors are elected by a plurality of the votes cast by the holders of Company Common Stock. The two individuals who receive the largest number of votes cast will be elected as Directors; therefore, shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.

Information concerning the nominees and continuing Directors is set forth below.

                                                                               SHARES OF COMPANY
                                                                                 COMMON STOCK
                    NAME, AGE, PRINCIPAL                        HAS SERVED       BENEFICIALLY
                OCCUPATION AND DIRECTORSHIPS                       AS A           OWNED AS OF
           OF OTHER PUBLICLY REGISTERED COMPANIES             DIRECTOR SINCE    MARCH 31, 1997
           --------------------------------------             --------------   -----------------
  CLASS I (TERM TO EXPIRE AT ANNUAL MEETING IN 1998)
Brian P. Campbell, 56                                              1986            1,414,753
  President of the Company;
  Director of Kaydon Corporation
John A. Morgan, 66                                                 1989                8,000
  Partner, Morgan Lewis Githens & Ahn, investment bankers;
  Director of Allied Digital Technologies Corp., Masco
  Corporation and MascoTech, Inc.
  CLASS II (TERM TO EXPIRE AT ANNUAL MEETING IN 1999)
Richard A. Manoogian, 60                                           1986            1,801,852
  Chairman of the Board of the Company, Chairman of the
  Board and Chief Executive Officer of Masco Corporation and
  MascoTech, Inc.; Director of First Chicago NBD Corporation
Herbert S. Amster, 62                                              1989               22,500
  Chairman, Industrial Technology Institute, a manufacturing research organization; Director of Jacobson Stores Inc.
  and Mechanical Dynamics, Inc.
  CLASS III (NOMINEES FOR TERM TO EXPIRE AT ANNUAL MEETING IN 2000)
Eugene A. Gargaro, Jr., 55                                         1989              101,876
  Vice President and Secretary of Masco Corporation;
  Director of Allied Digital Technologies Corp. and
  MascoTech, Inc.
Helmut F. Stern, 77                                                1989              500,000
  President, Arcanum Corporation, a private research and
  development company

For further information concerning beneficial ownership, see "Security Ownership of Management and Certain Beneficial Owners." For further information concerning MascoTech, Inc. and Masco Corporation, see "Certain Relationships and Related Transactions."

Messrs. Campbell, Manoogian, Morgan and Stern have been engaged during the past five years in the occupations listed in the preceding table. Mr. Gargaro was a partner in the law firm of Dykema Gossett PLLC until he became Vice President and Secretary of Masco Corporation in October 1993. Mr. Amster has served since March 1993 as Chairman of the Board of the Industrial Technology Institute, a manufacturing research organization, where he has also served as a director since March 1992. Prior to 1993, Mr. Amster was a private investor.

The Board of Directors held five meetings during 1996. Each Director (other than Messrs. Manoogian and Campbell, who are also Company employees) receives an annual fee of $25,000 and $1,000 for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board holds a meeting) which the Director physically attends. The Audit Committee of the Board of Directors, consisting of Messrs. Amster, Morgan and Stern, held two meetings during 1996. It reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent accountants, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Messrs. Gargaro, Morgan and Stern, held four meetings during 1996. It establishes and monitors executive compensation and administers and determines awards and options granted under the Company's stock incentive and stock option programs. See "Compensation Committee Report on Executive Compensation." The Board of Directors has not established a separate committee of its members to nominate candidates for election as Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of Company Common Stock as of March 31, 1997, (i) by all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock and Masco Corporation, (ii) by each of the Directors, (iii) by each of the executive officers, and (iv) by all Directors and executive officers as a group. Unless otherwise indicated below, each person exercises sole voting and investment power with respect to the shares they beneficially own.

                                                      SHARES OF       PERCENTAGE
                                                       COMPANY        OF COMPANY
                                                     COMMON STOCK    COMMON STOCK
                                                     BENEFICIALLY    BENEFICIALLY
                NAME AND ADDRESS                        OWNED           OWNED
                ----------------                     ------------    ------------
MascoTech, Inc.
  21001 Van Born Road
  Taylor, Michigan 48180                              15,191,109       36.8%
FMR Corp. (1)
  82 Devonshire Street
  Boston, Massachusetts 02109                          3,944,900        9.6%
T. Rowe Price Associates, Inc.(2)
  100 E. Pratt Street
  Baltimore, Maryland 21202                            3,566,900        8.6%
Masco Corporation                                      1,583,708        3.8%
Herbert S. Amster                                         22,500         *
Brian P. Campbell(3)(4)                                1,414,753        3.4%
Peter C. DeChants(3)                                      63,950         *
Eugene A. Gargaro, Jr.(5)(6)                             101,876         *
Richard A. Manoogian(5)                                1,801,852        4.4%
William E. Meyers(3)                                      78,480         *
John A. Morgan                                             8,000         *
Douglas P. Roosa(3)                                        6,320         *
Helmut F. Stern                                          500,000        1.2%
All nine Directors and executive officers of
  the Company as a group (excluding
  subsidiary, divisional and group
  executives)(3)(4)(5)(6)                              3,964,723        9.5%

-------------------------
 *  Less than one percent

(1) According to information provided to the Company by FMR Corp., these shares are beneficially owned by two subsidiaries of FMR Corp. which provide investment advisory services to investment companies and certain other funds. FMR Corp., through wholly owned subsidiaries, has sole investment power over these shares and sole power to vote 42,600 shares. Members of the Edward C. Johnson III family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

(2) According to information provided to the Company by T. Rowe Price Associates, Inc. ("Price Associates"), these shares are owned by various individual and institutional investors for which Price Associates serves as investment advisor. Price Associates has sole investment power over these shares and sole power to vote 573,400 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such shares; however, it disclaims that it is, in fact, the beneficial owner of such shares.

(3) Includes shares which may be acquired on or before May 30, 1997 upon exercise of stock options (220,000 shares for Mr. Campbell, 15,189 shares for Mr. Meyers, 24,000 shares for Mr. DeChants, and 259,189 shares for all Directors and executive officers of the Company as a group) as well as unvested restricted stock award shares issued under the Company's stock incentive plans described under "Compensation of Executive Officers" (99,133 shares for Mr. Campbell, 27,061 shares for Mr. Meyers, 23,892 shares for Mr. DeChants, 6,320 shares for Mr. Roosa, and 156,406 for all Directors and executive officers as a group). Holders exercise neither voting nor investment power over unexercised option shares, and have voting but no investment power over unvested restricted stock award shares.

(4) Includes 7,000 shares held by a trust for which Mr. Campbell serves as the trustee. As trustee, Mr. Campbell exercises sole voting and investment power with respect to Company Common Stock, but disclaims beneficial ownership of such shares.

(5) Includes 33,008 shares owned by charitable foundations for which Messrs. Manoogian and Gargaro serve as directors. The directors of the foundations share voting and investment power with respect to Company Common Stock owned by the foundations, but Messrs. Manoogian and Gargaro disclaim beneficial ownership of such shares.

(6) Includes 7,184 shares owned by a charitable foundation for which Mr. Gargaro serves as a director and 11,684 shares held by trusts for which Mr. Gargaro serves as a trustee. The directors of the foundation and the trustees share voting and investment power with respect to Company Common Stock owned by the foundation and trusts, but Mr. Gargaro disclaims beneficial ownership of such shares.

Mr. Manoogian, Mr. Campbell, MascoTech, Inc. and Masco Corporation may each be deemed a controlling person of the Company by reason of their respective ownership of shares of Company Common Stock, Mr. Manoogian's and Mr. Campbell's positions as Directors and executive officers of the Company and the other matters described under "Certain Relationships and Related Transactions."

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy. The overall focus of TriMas Corporation's compensation program is to enhance shareholder value through attainment of the Company's strategic goals. The executive compensation program is intended to motivate executives by rewarding them for achieving results and, therefore, a significant portion of the total compensation to Company executives is "at risk."

The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for establishing and monitoring executive compensation. The Committee has a subjective approach to compensation and consequently uses its discretion to set executive compensation at levels warranted in its judgment by both external and internal circumstances.

Although the Committee considers a variety of factors when it establishes compensation, it does not weigh them or utilize them in formulas. In general, the relevant factors considered by the Committee are the Company's operating and financial performance (both relative to internal criteria and to the performance of comparable companies); the performance, responsibilities and tenure of individual executives; the competitive environment for skilled executive talent; and general economic conditions and outlook.

The objectives of the Company's executive compensation program are to:

        - Support the achievement of desired Company performance by ensuring that an appropriate relationship exists between executive compensation and the creation of long-term shareholder value.

        - Provide compensation that will motivate, attract and retain superior management talent and reward performance.

        - Align the executive officers' interests with the success of the Company by placing a significant portion of their compensation "at risk."

Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards. The Compensation Committee reviews the Company's annual and long-term goals when considering compensation of executive officers, but compensation decisions are a function of the Compensation Committee's discretionary judgment rather than the application of plan formulas.

The Committee is familiar with Internal Revenue Code Section 162(m), which limits the deductibility of annual executive compensation in excess of $1,000,000 for the highest paid executives. The Committee does not anticipate that compensation will exceed such amount for the foreseeable future and therefore has not taken specific action with respect to this issue. The Committee will continue to review the compensation of the Company's executives and to evaluate the impact of Section 162(m) and regulations issued thereunder.

Base Salary. In determining base salaries, the Committee takes into account individual experience and contributions to the Company's performance, as well as specific issues particular to the Company.

Annual Incentive Compensation. The purpose of the Company's annual incentive compensation program is to provide a direct financial incentive in the form of an annual cash bonus to executive officers to achieve the Company's annual goals and long-term growth and performance.

Long-Term Stock Incentive Program. The Company's 1995 Long Term Stock Incentive Plan provides for the grant of stock options, restricted stock awards and other types of awards in connection with the Company's long-term incentive program for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct relationship between executive compensation and shareholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company, and the maximizing of shareholder returns, with an opportunity to increase their ownership of Company Common Stock, the best interests of shareholders and executives will be more closely aligned. The Company's stock options and restricted stock awards generally vest over periods of eight and ten years which increases the long-term aspect of these awards. The Committee considers the history of awards previously granted in determining new grants. As a result of the Company's extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company stock price to appreciate. Many other companies have a shorter vesting schedule which enables individuals to receive their incentives in a shorter time period.

Discussion of 1996 Executive Officer Compensation. In considering changes in compensation of executive officers for 1996, the Committee has reviewed compensation levels and both Company and individual performance within the framework of the Company's compensation philosophy, as well as the Company's financial performance during the year, as described above.

At Mr. Campbell's request, his base salary has not been adjusted since mid-year 1995 and his annual cash incentive compensation has not been adjusted since 1994.

Mr. Manoogian, who serves as the Chairman of the Board and is active in Company affairs, is not a full-time employee of the Company. This is reflected in the level of Mr. Manoogian's cash compensation, as well as in the responsibilities and compensation of Mr. Campbell. Mr. Manoogian has not participated in the stock option and restricted stock award program or the Company's retirement or other benefit programs.

                                          Eugene A. Gargaro, Jr., Chairman
                                          John A. Morgan
                                          Helmut F. Stern

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table summarizes the annual and long-term compensation of the Company's executive officers for 1996, 1995 and 1994.

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                               ------------------------
                                                                        AWARDS
                                                               ------------------------
                                   ANNUAL COMPENSATION         RESTRICTED    SECURITIES
                               ----------------------------      STOCK       UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS      AWARDS(1)      OPTIONS      COMPENSATION(2)
---------------------------    ----    --------    --------    ----------    ----------    ---------------
Richard A. Manoogian           1996    $100,000       0            0             0              0
  Chairman of the Board        1995     100,000       0            0             0              0
                               1994     100,000       0            0             0              0
Brian P. Campbell              1996     502,000    $265,000     $152,000         0             $35,000
  President                    1995     488,000     265,000      466,000         0              34,000
                               1994     460,000     265,000      260,000         0              32,000
William E. Meyers              1996     182,000      83,000       55,000      7,189(3)          12,000
  Vice President --            1995     174,000      83,000      188,000         0              12,000
  Controller                   1994     162,000      80,000       92,000         0              11,000
Peter C. DeChants              1996     174,000      65,000       53,000         0              12,000
  Vice President --            1995     168,000      65,000      171,000         0              11,000
  Treasurer                    1994     157,000      63,000       81,000         0              10,000
Douglas P. Roosa               1996     113,000      25,000      124,000         0              0
  Vice President --
  Administration(4)

-------------------------
(1) This column sets forth the dollar value, as of the date of grant, of awards of restricted stock made in 1996, 1995 and 1994 under the Company's 1995 Long Term Stock Incentive Plan and the Company's 1988 Restricted Stock Incentive Plan. Restricted stock awards granted to executive officers to date vest over a period of ten years from the date of grant with ten percent of each award vesting annually. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The plans provide that all shares vest immediately upon death or permanent and total disability of a participant or the occurrence of certain events constituting a change in control of the Company. Mr. Manoogian has not participated in either of these plans. The following number of shares were awarded to the participating executive officers in 1996: Mr. Campbell -- 8,260 shares; Mr. Meyers -- 2,990 shares; Mr. DeChants -- 2,860 shares; and Mr. Roosa -- 5,000 shares. As of December 31, 1996, the aggregate number and market value of restricted shares of Company Common Stock held by the participating executive officers were: Mr. Campbell -- 105,934 shares valued at $2,529,000; Mr. Meyers -- 27,536 shares valued at $657,000; Mr. DeChants -- 23,575 shares valued at $563,000; and Mr. Roosa -- 5,000 shares valued at $119,000. Recipients of restricted stock awards receive dividends on unvested shares.

(2) This column includes Company contributions and allocations under the Company's defined contribution retirement plans for each year for the accounts of each of the executive officers other than Mr. Manoogian, who does not participate in these plans.

(3) No original option grants were made in 1996, 1995 or 1994. The sole option granted in those years is a restoration option granted on account of the surrender of previously owned shares as payment upon the exercise of a previously held stock option. The restoration option does not increase the number of shares covered by the original option or extend the term of the original option.

(4) Mr. Roosa became an employee in March 1996. Consequently, the table does not set forth information for prior years, but information for 1996 includes all compensation paid to him since he joined the Company.

OPTION GRANT TABLE

No original options were granted in 1996. A restoration option was granted to Mr. Meyers as a result of the exercise in 1996 of an option granted in a prior year. A restoration option is a feature associated with a previously granted option but does not constitute an increase in the aggregate number of shares covered by the original option, extend the term of the original option or increase the potential realizable value of the original option. An option holder may exercise an original option by delivering previously owned shares instead of cash. The option holder then receives a restoration option that gives the right to purchase shares equal in number to the shares delivered with an exercise price equal to the price of the shares at the time delivered, in order to continue the long-term incentive effect of the original option. Restoration options cannot be exercised until six months after their grant date. The following table sets forth information concerning the restoration option granted to Mr. Meyers during 1996.

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                             INDIVIDUAL GRANTS                           ANNUAL RATES OF
                         ----------------------------------------------------------        STOCK PRICE
                            NUMBER OF        % OF TOTAL                                 APPRECIATION FOR
                           SECURITIES      OPTIONS GRANTED   EXERCISE                    OPTION TERM(1)
                           UNDERLYING       TO EMPLOYEES       PRICE     EXPIRATION   ---------------------
         NAME            OPTIONS GRANTED       IN 1996       PER SHARE      DATE         5%          10%
         ----            ---------------   ---------------   ---------   ----------   ---------   ---------
William E. Meyers             7,189               45%         $19.75       4/3/01       $39,000     $87,000

-------------------------
(1) These amounts are based on assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Company Common Stock holdings will depend on overall market conditions and the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be realized.

OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table sets forth information concerning each exercise of stock options during 1996 by each of the executive officers and the value at December 31, 1996, of unexercised options held by such individuals. Options vest over a period of eight years from the date of grant and expire ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. Upon the occurrence of certain events constituting a change in control of the Company, all options previously granted immediately become fully exercisable. If a participant incurs an excise tax under Section 4999 of the Internal Revenue Code in connection with such vesting, the participant will receive an additional payment as reimbursement for such excise tax. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1996 (the closing price of Company Common Stock on December 31, 1996, was $23 7/8 per share). Value actually realized upon exercise by the executive officers will depend on the value of Company Common Stock at the time of exercise.

                                                 AGGREGATED OPTION EXERCISES IN 1996
                                                  AND DECEMBER 31, 1996 OPTION VALUE
                          ----------------------------------------------------------------------------------
                                                            NUMBER OF               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                            SHARES                      DECEMBER 31, 1996           AT DECEMBER 31, 1996
                          ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME             EXERCISE     REALIZED   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
          ----            -----------   --------   -------------   -----------   -------------   -----------
Richard A. Manoogian         0             0           0               0             0               0
Brian P. Campbell            0             0          50,000         210,000       $750,000      $3,370,000
William E. Meyers           16,000      $174,000      20,000          11,189        300,000          90,000
Peter C. DeChants            0             0          20,000          20,000        300,000         300,000
Douglas P. Roosa             0             0           0               0             0               0

PENSION PLANS

The executive officers other than Mr. Manoogian participate in pension plans maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under these plans.

                               PENSION PLAN TABLE

                                             YEARS OF SERVICE(1)
                        -------------------------------------------------------------
   REMUNERATION(2)         5        10         15         20         25         30
----------------------  -------   -------   --------   --------   --------   --------
       $100,000         $ 5,645   $11,290   $ 16,935   $ 22,580   $ 28,225   $ 33,870
        200,000          11,290    22,580     33,870     45,161     56,451     67,741
        300,000          16,935    33,870     50,806     67,741     84,676    101,611
        400,000          22,580    45,161     67,741     90,321    112,902    135,482
        500,000          28,225    56,451     84,676    112,902    141,127    169,352
        600,000          33,870    67,741    101,611    135,482    169,352    203,223

-------------------------
(1) The plans provide for service credit for employment with any of the Company, Masco Corporation, MascoTech, Inc. and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the plans' calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation or MascoTech, Inc. plan. The table does not depict Internal Revenue Code ("Code") limitations on tax qualified plans because one of the plans is a non-qualified plan established by the Company to restore for certain salaried employees (including the participating executive officers) benefits that are otherwise limited by the Code. Approximate years of credited service for each of the executive officers participating in the plans are: Mr. Campbell -- 23; Mr. Meyers -- 9; Mr. DeChants -- 7; and Mr. Roosa -- 1.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates paid by the Company prior to retirement.

Under the Company's Supplemental Executive Retirement and Disability Plan, certain executive officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive retirement benefits in addition to those provided under the Company's other retirement plans and supplemental disability benefits. Each participant is designated by the Compensation Committee or the Chairman of the Board (and approved by the Compensation Committee in the case of the executive officers) to receive annually upon retirement on or after the age of 65, an amount which, when combined with benefits from the Company's other retirement plans and for most participants any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation (limited to base salary and regular year end cash bonus) up to an annual payment which when combined with benefits under the Company's non-qualified plan may not exceed a maximum, currently $386,890. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, subject to certain limitations on the maximum payment and reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this Plan. Messrs. Campbell, Meyers and DeChants participate in this Plan.

                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on Company Common Stock against the cumulative total return of the Standard & Poor's 500 Index ("S&P 500 Index") and the Standard & Poor's Manufacturing (diversified industries) Index ("S&P Manufacturing Diversified Index") for the period commencing January 1, 1992, and ending December 31, 1996. The graph assumes investments of $100 on December 31, 1991, in Company Common Stock, the S&P 500 Index and the S&P Manufacturing Diversified Index, and the reinvestment of dividends.

        MEASUREMENT PERIOD               TRIMAS             S&P 500            S&P MFG
      (FISCAL YEAR COVERED)                                                  DIVERSIFIED INDEX
1991                                           100.00             100.00             100.00
1992                                           166.00             107.61             108.38
1993                                           280.66             118.39             131.55
1994                                           231.73             119.99             136.10
1995                                           219.13             164.92             191.57
1996                                           281.65             202.69             255.41

The table below sets forth the value, as of December 31 of each of the years indicated, of a $100 investment made on December 31, 1991, in each of Company Common Stock, the S&P 500 Index and the S&P Manufacturing Diversified Index, and the reinvestment of dividends.

                                       1991       1992       1993       1994       1995       1996
                                      -------    -------    -------    -------    -------    -------
TriMas                                $100.00    $166.00    $280.66    $231.73    $219.13    $281.65
S&P 500 Index                          100.00     107.61     118.39     119.99     164.92     202.69
S&P Manufacturing
  Diversified Index                    100.00     108.38     131.55     136.10     191.57     255.41

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Messrs. Gargaro, Morgan, and Stern. Mr. Gargaro is the Secretary of the Company (although he is not an employee) and is an executive officer of Masco Corporation. Richard A. Manoogian, an executive officer of the Company, is a director of Masco Corporation. Mr. Gargaro has been designated of counsel by his former law firm, Dykema Gossett PLLC, which provides legal services to the Company from time to time, but he receives no compensation from the firm.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective October 1, 1988, the Company acquired various businesses (the "MascoTech businesses") and cash from MascoTech, Inc. in exchange for securities of the Company. In a related transaction, Masco Corporation, which prior to such acquisition had an equity ownership interest in the Company, purchased for cash additional Company Common Stock. The Company became a public corporation in February 1989 when approximately 28 percent of the then outstanding shares of Company Common Stock was distributed by Masco Corporation to its stockholders as a special dividend. As part of these transactions, the Company entered into certain agreements with Masco Corporation and MascoTech, Inc. As of March 31, 1997 Masco Corporation and MascoTech, Inc. owned approximately 4 percent and 37 percent, respectively, of the outstanding Company Common Stock.

Under a Corporate Services Agreement, Masco Corporation provides the Company and its subsidiaries with use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for the Company's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to certain adjustments. This agreement also provides for various license rights and the confidential treatment of certain information which may arise from Masco Corporation's performance of research and development services on behalf of the Company. The Company paid Masco Corporation $3.3 million for 1996 under the Corporate Services Agreement, which is terminable by the Company at any time upon at least 90 days notice and by Masco Corporation at the end of any calendar year upon at least 180 days notice.

The Company, Masco Corporation and MascoTech, Inc. have entered into a Corporate Opportunities Agreement to address potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the Company's ability to enter into businesses in which Masco Corporation or MascoTech, Inc. are engaged without their respective consents. This agreement will continue in effect until at least two years after the termination of the Corporate Services Agreement and thereafter will be renewed automatically for one-year periods, subject to termination by any party at least 90 days prior to any such scheduled renewal date.

Under a Stock Repurchase Agreement, which expires in December 1998, Masco Corporation and MascoTech, Inc. have the right to sell to the Company, at approximate fair market value, shares of Company Common Stock following the occurrence of certain events that would result in an increase in their respective ownership percentage of the then outstanding shares of Company Common Stock. Such events include repurchases of Company Common Stock initiated by the Company or any of its subsidiaries, and reacquisitions of Company Common Stock through forfeitures of shares previously awarded by the Company pursuant to its employee stock incentive plans. In each case, the Company has control over the amount of Company Common Stock it would ultimately acquire, including shares subject to repurchase under the Stock Repurchase Agreement. The aforementioned rights expire 30 days from the date notice of an event is given by the Company and neither Masco Corporation nor MascoTech, Inc. have ever exercised their right to sell Company Common Stock to the Company. Masco Corporation and MascoTech, Inc. have advised the Company that they intend to exercise their respective rights whenever necessary to prevent their ownership interest in Company Common Stock from equaling or exceeding 20 percent in the case of Masco Corporation and 50 percent in the case of MascoTech, Inc., or if Masco Corporation or MascoTech, Inc. then determines such action to be in its respective best interest.

Under an Assumption and Indemnification Agreement, the Company assumed, and agreed to indemnify MascoTech against, all of the liabilities and obligations of the MascoTech businesses, including claims and litigation resulting from events which occurred prior to October 1, 1988, but excluding certain income tax and other specified liabilities.

The Company acquired several businesses from Masco Corporation in 1990. As part of the transaction, Masco Corporation agreed to indemnify the Company against certain liabilities of the acquired businesses. In 1993 the Company purchased a business from MascoTech, Inc. for a purchase price of $60 million plus additional future payments contingent upon the future level of profitability of the acquired business. The Company expects to make a contingent payment to MascoTech, Inc. during 1997. As part of the transaction, MascoTech agreed to indemnify the Company against certain liabilities of the acquired business.

Subject to certain conditions, and upon request, the Company has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of the Company Common Stock held by Masco Corporation and MascoTech, Inc. In addition, the Company entered into arrangements with Masco Corporation and MascoTech, Inc. pursuant to which it has registered shares of Company Common Stock held by certain of their executives under incentive programs established by those companies. The Company provides indemnification against certain liabilities arising from such transactions.

The Company participates with Masco Corporation and MascoTech, Inc. in a number of national purchasing programs which enable each of them to obtain favorable terms from certain of their service and product suppliers. From time to time, sales of products and services and other transactions may occur among the Company, Masco Corporation and MascoTech, Inc. During 1996, as a result of such sales and transactions, the Company paid approximately $.4 million to MascoTech, Inc., and Masco Corporation and MascoTech, Inc. paid approximately $1 million and $4 million, respectively, to the Company. Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with Masco Corporation, MascoTech, Inc. and others. Masco Corporation is the largest stockholder of MascoTech, Inc. and may be deemed to be a controlling person. Three of the six Directors of the Company are persons affiliated with Masco Corporation and MascoTech, Inc. Mr. Manoogian, who owns 4.4 percent of Company Common Stock and is the Company's Chairman of the Board, is also the Chairman of the Board and Chief Executive Officer of both Masco Corporation and MascoTech, Inc. Messrs. Gargaro and Morgan, who are Directors of the Company, are also Directors of MascoTech, Inc. Mr. Morgan is a Director of Masco Corporation, and Mr. Gargaro is the Secretary of MascoTech, Inc. and the Vice President and Secretary of Masco Corporation. Certain officers and other key employees of the Company receive benefits based upon the value of the common stock of Masco Corporation, MascoTech, Inc. and the Company under incentive compensation plans established by Masco Corporation and MascoTech, Inc. Such benefits include options to purchase and long-term restricted stock incentive awards of common stock of Masco Corporation and MascoTech, Inc. under plans comparable to the Company's plans.

The following table sets forth the number of shares of Masco Corporation and MascoTech, Inc. common stock beneficially owned as of March 31, 1997, by the Company's Directors and executive officers and by its Directors and executive officers as a group. Unless otherwise indicated below, each person exercises sole voting and investment power with respect to the shares they beneficially own.

                                                                SHARES OF            SHARES OF
                                                             COMMON STOCK OF      COMMON STOCK OF
                                                            MASCO CORPORATION     MASCOTECH, INC.
                         NAME(1)                            BENEFICIALLY OWNED   BENEFICIALLY OWNED
                         -------                            ------------------   ------------------
Richard A. Manoogian(2)(3)(5)(6)                                5,567,188            4,543,042
Brian P. Campbell                                                     800                  700
Eugene A. Gargaro, Jr.(2)(4)(5)(6)                              2,453,118              652,920
John A. Morgan                                                      1,600               24,000
All nine Directors and executive officers of the Company
  as a group (excluding subsidiary, divisional and group
  executives)(2)(3)(4)(5)(6)                                    5,682,506            4,631,096

-------------------------
(1) Messrs. Amster, Stern, Meyers, DeChants and Roosa do not own any Masco Corporation or MascoTech, Inc. common stock. Except for Mr. Manoogian, who owns approximately 3.4 percent of Masco Corporation common stock and 11.7 percent of MascoTech, Inc. common stock and Mr. Gargaro, who owns approximately 1.5 percent of Masco Corporation common stock and 1.7 percent of MascoTech common stock, no Director of the Company owns one percent or more of Masco Corporation or MascoTech, Inc. common stock. Directors and executive officers of the Company as a group own approximately 3.5 percent of Masco Corporation common stock and approximately 12.0 percent of MascoTech, Inc. common stock.

(2) Includes 2,340,200 shares of Masco Corporation common stock and 202,560 shares of MascoTech, Inc. common stock owned by charitable foundations for which Messrs. Manoogian and Gargaro serve as directors and 225,806 shares of MascoTech, Inc. common stock which could be acquired upon conversion of convertible debt securities that are owned by one of the foundations. In addition, Messrs. Manoogian and Gargaro each may be deemed to be the beneficial owner of 200,000 shares of MascoTech, Inc.'s $1.20 Convertible Preferred Stock (1.9 percent of the total issue outstanding) owned by one of the foundations. The shares also include the 161,200 shares of MascoTech, Inc. common stock into which such preferred stock is convertible. The directors of the foundations share voting and investment power with respect to the Masco Corporation and MascoTech, Inc. securities owned by such foundations, but Messrs. Manoogian and Gargaro each disclaim beneficial ownership of such securities.

(3) Includes 1,044,500 shares of Masco Corporation common stock held by a trust for which Mr. Manoogian serves as a trustee. The trustees share voting and investment power with respect to the shares owned by it, but Mr. Manoogian disclaims beneficial ownership of such shares.

(4) Includes 28,448 shares of Masco Corporation common stock and 2,000 shares of MascoTech, Inc. common stock that are owned by a charitable foundation for which Mr. Gargaro serves as a director and 25,530 shares of Masco Corporation common stock and 27,000 shares of MascoTech, Inc. common stock held by trusts for which Mr. Gargaro serves as a trustee, and 4,354 shares of MascoTech, Inc. common stock which could be acquired upon conversion of convertible debt securities owned by the trusts. The directors of the foundation and the trustees share voting and investment power with respect to the Masco Corporation and MascoTech, Inc. securities owned by them, but Mr. Gargaro disclaims beneficial ownership of such securities.

(5) Includes shares of Masco Corporation common stock which may be acquired on or before May 30, 1997 upon exercise of Masco Corporation stock options (1,097,740 shares for Mr. Manoogian, 18,000 shares for Mr. Gargaro and 1,115,740 shares for all Directors and executive officers of the Company as a group) and shares of MascoTech, Inc. common stock which may be acquired on or before May 30, 1997 upon exercise of MascoTech, Inc. stock options (1,080,000 shares both for Mr. Manoogian and for all Directors and executive officers of the Company as a group). Holders exercise neither voting nor investment power over unexercised option shares.

(6) Includes unvested restricted stock award shares of Masco Corporation common stock issued under Masco Corporation's restricted stock incentive plans (97,518 shares for Mr. Manoogian, 33,633 shares for Mr. Gargaro and 131,151 shares for all Directors and executive officers of the Company as a group) and of MascoTech, Inc. common stock issued under MascoTech, Inc.'s restricted stock incentive plans (69,260 shares both for Mr. Manoogian and for all Directors and executive officers of the Company as a group). Holders have voting but no investment power over unvested restricted shares.

Mr. Manoogian may be deemed a controlling person of both Masco Corporation and MascoTech, Inc. by reason of his significant ownership of Masco Corporation and MascoTech, Inc. common stock and his positions as Chairman of the Board and Chief Executive Officer of each company.

                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

Upon the recommendation of the Audit Committee, the Board of Directors has selected the independent public accounting firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") to audit the Company's financial statements for the year 1997, and believes it appropriate to submit its choice for ratification by stockholders.

Coopers & Lybrand has acted as the Company's independent certified public accounting firm since 1988. During such time, it has performed services of an accounting and auditing nature for the Company as well as for Masco Corporation and MascoTech, Inc. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

If the selection is not ratified, the Board will consider selecting another independent public accounting firm as the independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1997.

                            STOCKHOLDERS' PROPOSALS

Stockholders' proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 16, 1997, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                                 OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Eugene A. Gargaro, Jr.

                                          EUGENE A. GARGARO, JR.
                                          Secretary

                                          Ann Arbor, Michigan
                                          April 15, 1997

                                  TRIMAS LOGO


            [   ]

(1) Election of Directors       FOR all nominees /X/    WITHHOLD AUTHORITY to vote   /X/        EXCEPTIONS  /X/
                                    listed below        for all nominees listed below

    Class III Directors to hold office until the Annual Meeting of Stockholders in 2000 or until their respective successors are elected and qualified:
    Nominees: EUGENE A. GARGARO, JR. and HELMUT F. STERN
    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR EITHER NOMINEE MARK THE "EXCEPTIONS" BOX AND STRIKE A LINE THROUGH THAT
    NOMINEE'S NAME.)

(2) Ratification of the selection of Coopers & Lybrand L.L.P. as independent    (3) In their discretion upon such other business
    auditors for the Company for the year 1997.                                     as may properly come before the meeting.

   FOR  /X/     AGAINST /X/     ABSTAIN /X/                                                     Change of Address and      /X/
                                                                                                or Comments Mark Here

The shares represented by this Proxy will be voted in accordance with the specifications above.  If specifications are not made,
THE PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES AND FOR THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P.


    The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of
    Stockholders and Proxy Statement.

                                                                              Please sign exactly as name appears at left.
                                                                              Executors, administrators, trustees, et al. should
                                                                              so indicate when signing.  If the signature is for a
                                                                              corporation, please sign the full corporate name by
                                                                              an authorized officer.  If the signature is for a
                                                                              partnership, please sign the full partnership name
                                                                              by an authorized partner.  If shares are registered
                                                                              in more than one name, all holders must sign.

                                                                              Dated: ______________________________________,1997

                                                                              _____________________________________________ (L.S.)
                                                                                                   Signature

                                                                              _____________________________________________ (L.S.)
                                                                                                   Signature


PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.       VOTES MUST BE INDICATED      /X/
                                                                                        (x) IN BLACK OR BLUE INK.

------------------------------------------------------------------------------------------------------------------------------------

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 14, 1997
                              TRIMAS CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of TriMas Corporation to be held at the Sheraton Inn of Ann Arbor, 3200 Boardwalk, Ann Arbor, Michigan 48108, on Wednesday, May 14, 1997, at 11:00 A.M., Eastern daylight time, and at any adjournment thereof.


                        (Continued and to be signed and dated on other side.)



                                                TRIMAS CORPORATION
                                                P.O. BOX 11253
                                                NEW YORK, N.Y.  10203-0253